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SECURITIES AND EXCHANGE COMMISSION

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The following Q&A was distributed on December 22, 2003 by First Sentinel Bancorp, Inc. to its employees regarding questions and answers relating to the merger of Provident Financial Services, Inc. and First Sentinel Bancorp, Inc.

Q.  What can you tell us about The Provident Bank?

A.  Provident Financial Services, Inc. is the holding company of The Provident Bank, a community- and customer-oriented banking company originally established in 1839. With $4 billion in assets, The Provident Bank emphasizes personal service and customer convenience in attending to the financial needs of individuals, families and businesses in northern and central New Jersey. The bank offers a broad array of deposit, loan, trust and investment products. In keeping with its Customer-Centric Strategy, The Provident Bank builds and retains customer relationships through its network of 54 branches.

Q.  Why did First Savings Bank choose to merge with Provident?

A.  We believe this is an opportunity to combine two community based banks who serve both consumers and the business customer. We bring together two companies rich in tradition as customer focused organizations. We see the combination of our successful businesses as an opportunity to geographically expand into new markets. The combination will create the 8th largest bank in New Jersey with $6.4 billion in assets and 76 branches with $4 billion in deposits.

Q.  When will the merger be completed?

A.  The transaction is expected to close in late second quarter, subject to the approval of shareholders and banking regulators. The integration of the two companies in terms of employees and systems will take several months after the merger closing.

Q.  Who will lead the combined company?

A.  Paul Pantozzi will continue in the position of Chairman and CEO of both the holding company and the bank. After the transaction is completed Chris Martin will be named the President of Provident Financial Services, Inc. and The Provident Bank. Other members of our executive team will be joining the Provident team.

Q.  What about the branches? What should we tell our customers?

A.  We view this as a combination of two very similar community banks. Our customer focus is a shared vision and one which will continue. Generally speaking we are in two separate markets. We anticipate that our branch distribution will remain, along with our employees. Our customers should be assured that they can continue to count on us for their banking needs.

Q.  What should we do if we receive inquires from the press or other non-customers?

A.  You should follow our standard procedures for press inquiries and refer them to Bonnie Petz or Mary Ann Minter and they will refer them to the correct individual.

Q.  What will happen now?

A.  We should all continue to do our daily work and to focus on doing our best work for our company.

Q.  When will we learn about our jobs?

A.  As we go through the process of integration we will identify specific positions which will be affected. If your position is affected, it is possible that there will be an alternate position for you in the larger combined company. If that is not possible, we have a severance plan which will be shared with you.

Q.  Will my benefit plans be affected?

A.  As we go through the process of integration, it is likely that a single, benefits package will be developed for all employees of the combined company. Your tenure with First Sentinel and First Savings will be recognized as tenure with Provident for most purposes of the benefits package; you will not be considered a newly hired employee.

Q.  What will happen to the First Sentinel stock I own in my 401(k) and ESOP accounts?

A.  In due course you, like other shareholders, will be asked to participate in a shareholder vote to approve the merger. If it is approved you will have the ability within certain limits to exchange your First Sentinel shares for cash, shares of stock of Provident Financial Services or a combination of the two. You will receive more detailed information about this in the coming weeks.

In addition, we expect that our ESOP will be terminated. As a result, you will have the right to the cash or stock held in your ESOP account will be 100% vested and be available for distribution to you. If you are an active participant in the ESOP and employed when the merger occurs, you may also be eligible for a special ESOP benefit when the ESOP’s outstanding stock acquisition loan is paid off.

Q.  Who should we call if we have questions or concerns?

A.  Human Resources will be available to respond to your questions. You should also feel comfortable to contact members of senior management. We will also have meetings and written communication periodically to keep you updated.

You have our commitment through this process. We appreciate your ongoing efforts and positive spirit as we move forward.